Exhibit 19.1

MANAGEMENT DIRECTIVE NO. 5
PREVENTION OF INSIDER TRADING AND OTHER PROHIBITIONS

PURPOSE
Altisource Portfolio Solutions S.A. and its subsidiaries (“Altisource” or the “Company”) expect all Company directors, officers, employees, temporary staff and other personnel (collectively, “Associates”) to comply with both the letter and the spirit of all applicable securities laws. The purpose of this directive is to help prevent insider trading by Associates and to facilitate their compliance with applicable securities laws. This directive should be read in conjunction with the Company’s Code of Business Conduct and Ethics.
POLICY
Ordinary Transactions
Associates may only transact in Company securities during a “window period,” and provided that: (a) no new material undisclosed developments of which such Associate is aware occur within the window period or are known to be imminent; and (b) the Associate is not otherwise in possession of material nonpublic information (as described below). This restriction also applies to former Associates for a period of three (3) months following their separation from the Company.
Regular quarterly window periods generally begin on the second business day after the release of quarterly or annual financial results by the Company and end fifteen to thirty business days thereafter, but in no event will the window period extend beyond the beginning of the fiscal quarter following such release of financial results. The Company may alter the window period in its sole discretion and reserves the right to do so at any time.
Any exceptions to this policy are subject to the approval of the Company’s Chief Legal and Compliance Officer.
In addition, directors and Section 16 Officers have additional restrictions and reporting requirements imposed upon them by Section 16 of the Securities Exchange Act of 1934, as amended.
Short selling of Company stock, use of margin accounts, transactions in puts or calls, use of Company stock as collateral, and hedging
Associates are prohibited from: (i) engaging in any short sale of the Company’s stock; (ii) establishing and using a margin account with a broker-dealer for the purpose of buying or selling Company stock or buying or selling puts or calls on the Company’s stock, using Company stock as collateral for any margin account used to buy other securities or otherwise pledging Company stock to secure debt; or (iii) holding Company stock in any

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account where any third party has discretion to effect trades in the Company’s stock without the Associate’s consent, except pursuant to an approved Section 10(b)(5) plan.
Furthermore, Associates are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of Company stock that has been granted by the Company as compensation, or that is held, directly or indirectly, by Associates.
Insider Trading
Associates in possession of material nonpublic information (as described below) acquired in the workplace, or while performing their duties to the Company, are prohibited from buying, selling, recommending or trading securities or financial instruments of any company to which such material nonpublic information relates. In addition, Associates are prohibited from communicating or disclosing such material nonpublic information to others.
Transactions by Immediate Family Members
The restrictions set forth in this directive also apply to Associates’ spouses, parents, stepparents, children, stepchildren, siblings, mothers‐ and fathers‐in‐law, sons‐ and daughters‐in‐law, brothers‐ and sisters‐in‐law and anyone residing in the Associates’ home, other than a tenant or employee (the “Immediate Family”). Associates are expected to be responsible for the compliance of their Immediate Family.
ADDITIONAL INFORMATION AND GUIDELINES
Possible Consequences of Insider Trading
Insider trading is a crime, penalized by significant fines and potential imprisonment. In addition, the Securities and Exchange Commission (the “SEC”) may seek to impose significant civil penalties on any persons involved in insider trading. Finally, under certain circumstances, inside traders may be subjected to civil liability in private lawsuits.
Under the Insider Trading and Securities Fraud Enforcement Act of 1988, the Company and its controlling persons (including the Board of Directors and supervisory personnel) may be held liable for insider trading violations of employees if they fail to adopt adequate policies and procedures to prevent insider trading.

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Highlights of the Insider Trading Laws
In the normal course of business, Associates may come into possession of significant, nonpublic information. This kind of information, often referred to as “material nonpublic” information in the securities laws, is considered the property of the Company. What constitutes “material nonpublic” information is explained below.
When Associates are entrusted with material nonpublic information, it is done solely for the benefit of the Company. Accordingly, Associates may not seek to profit from their knowledge of such information by buying or selling Altisource securities or the securities of other companies or by passing on such information to others to enable them to profit. For instance, if an employee learns that the Company is about to execute a definitive acquisition agreement with another company, it would likely be an insider trading violation for such employee to buy or sell securities of that other company. The insider trading rules apply to both the purchase of securities (to make a profit based on good news) and the sale of securities (to avoid a loss based on bad news).
For information to be material within the meaning of the securities laws, it must be information that the typical investor would likely consider important in making an investment decision. Examples of inside information that are likely to be deemed material include, but are not limited to:
•Quarterly or annual financial results
•A significant increase or decrease in financial results
•Acquisition or loss of a significant client or contract
•A purchase or sale of substantial assets
•A significant merger or acquisition proposal or agreement
•Significant actions by regulatory bodies
•Significant management changes
•Commencement or resolution of major litigation
•Dividend increases or decreases
Information need not be certain or definitive to be considered material. Even information concerning events, actions, results, etc., that might happen could be considered material under certain circumstances. For example, information that the Company is negotiating a potential merger, even though the deal is not final, may be considered material.

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Information is considered to be nonpublic if it has not been disseminated broadly to investors in the marketplace or sufficient time has not passed from dissemination for the market to digest the information. Information ceases to be nonpublic once it has been disseminated to the general public, either through the media or a public disclosure document filed with the SEC, and a sufficient period of time has passed for the information to be absorbed by the market and be reflected in the Company’s stock price. Insider trading case law and actions by federal authorities over the years have made it clear that a more risky time to engage in a purchase or sale of the Company’s securities is shortly before the public release of important financial information, such as quarterly or annual financial results. Conversely, a less risky time is the period after release and dissemination into the marketplace of such information.
Besides the obligation to refrain from trading while in possession of material nonpublic information, Associates are also prohibited from “tipping” others. The concept of unlawful tipping includes passing on information to friends or members of one’s Immediate Family under circumstances that suggest that the person providing the information was trying to help them make a profit or avoid a loss. When tipping occurs, both the “tipper” (the person providing the information) and the “tippee” (the person receiving the information) may be held liable. The liability may extend to all those to whom the tippee, in turn, gives the information.
Because there are so many gray areas in the law of insider trading, Associates should be cautious when trying to determine what is legal or illegal on their own. Associates should err on the side of caution either by refraining from trading altogether if there are concerns about a particular potential trade, even if it is proposed to take place within an established window period, or by consulting with the Chief Legal and Compliance Officer with respect to a particular potential trade prior to execution.
Transferring stock between accounts – such as into discretionary accounts or accounts that could be subject to a margin call – can raise questions under insider trading laws, and any such transfer must be pre-cleared with the Chief Legal and Compliance Officer.
Frequently Asked Questions
Answers to typical questions often asked by directors, officers and employees of public companies regarding insider trading are provided below. This information does not constitute legal advice and it is ultimately the responsibility of each individual to ensure their compliance with applicable laws.
The coverage of the prohibition
Q: Doesn’t the insider trading prohibition just extend to “in and out” trading, such as purchases or sales within six months of each other?

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A: No. An entirely different provision of the federal securities laws, Section 16(b), deals with such “short-swing” trading by certain high-level insiders, regardless of whether they possess material nonpublic information. That provision should not be confused with the broader general insider trading prohibition. Additional separate guidance is provided to directors and executive officers regarding Section 16(b).
Q: If we issue a press release describing some material event in the morning, can I trade that afternoon?
A: No. The SEC’s view is that information must be accessible to the investing public generally before insiders can trade and that enough time is needed for the marketplace to absorb the information before transactions by insiders can occur. This is why our insider trading policy requires that the window periods for trading commence on the second business day after release of quarterly or annual results of operations.
Q: I’m an upper-level manager. Aren’t I always in possession of information that the outside world would like to know? If so, when can I ever trade?
A: The securities laws make clear that only material facts give rise to the insider trading prohibition. The mere fact that you have superior insight as a result of your day-to-day familiarity with operations does not preclude you from trading. At the same time, you should recognize that the term “material fact” is construed broadly, and some courts recognize a “mosaic” approach whereby a group of facts that are individually immaterial can become material when pieced together. This concern is one of the reasons we have adopted the policy permitting insider purchases or sales only after we have released our latest financial results, which obviously is very material information. You should consult with the Chief Legal and Compliance Officer with respect to any particular trade prior to execution.
Q: What if I was planning to buy (or sell) Company stock when I learned some inside information that caused me to not go forward with those plans. Is this illegal?
A: No. The operative prohibition of the insider trading prohibition requires the purchase or sale of a security.
Q: Can I exercise my options when I am in possession of material nonpublic information and/or outside the window period?
A: Subject to the other terms of your options and the Company's stock option plan and with the approval of the Chief Legal and Compliance Officer, you can exercise options when you are in possession of material nonpublic information and/or outside the window period so long as you pay the exercise price and related taxes to the Company in cash. Note, however, that you will not be able to sell the shares that you receive upon the exercise until you are permitted to do so by this policy (i.e., during the next window period if you are not then in possession of material nonpublic information). Also, note that this method of exercise

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precludes a so-called “cashless exercise” or an exercise in which some portion of the shares underlying the options are used to pay the exercise price and related taxes.
How the information was obtained
Q: What if I am at the water cooler and I overhear other employees discussing some material nonpublic information. Does the fact that I have not been specifically given the information make any difference?
A. No. It is generally assumed that so long as the employee learned the information in the course of his or her employment, he or she has a duty to avoid profiting from it.
Q: Suppose I hear that we might engage in a major transaction such as a merger with another company, and I buy that company’s stock. Am I liable?
A: Assuming you learned this information in the course of your employment, the insider trading laws bar you from trading in other stocks while in possession of material nonpublic information.
The reasons for trading
Q: What if I know some bad news about the Company, but I have to sell stock in order to pay medical bills or college tuition for my child?
A: The SEC clearly takes the position that motivation is irrelevant; the insider trading prohibition applies whenever an insider is in possession of material nonpublic information. Transactions that may be justifiable for independent reasons are no exception.
Tipping
Q: What if I tell my brother (or spouse) about something going on at the Company, and (s)he trades. Am I liable?
A: If the communication is deemed a tip -- i.e., that you were trying to gain something from the communication, or that you were simply trying to help your brother (or spouse) profit – yes, you are liable. And, after the fact, it will be extremely difficult to argue in court that you did not intend to facilitate his or her trading when you passed on that sensitive information. Moreover, regardless of insider trading laws, material nonpublic information should never be discussed outside the Company, and any such disclosure would be a violation of other Company directives and policies.
Q: Suppose I’m on an airplane or in a restaurant discussing business with other Company employees. Someone else overhears us and then buys our stock. Am I a tipper?
A: You must pass on the information “for personal benefit” in breach of duty to the Company in order to be held liable. If it appeared that this was intended as a tip, you could

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be liable for violating securities laws. Nevertheless, this again would be a violation of other Company directives and policies that require maintaining the confidentiality of sensitive information and refraining from such discussions in places where the conversations could be overheard.
Q: Suppose I represent the Company in negotiating a transaction. In the course of the negotiations, we give the other party material nonpublic information. Am I liable if one of the other party’s people trades?
A: No. You passed on the information for a legitimate business purpose. However, the other party might be liable.
Q: What is my exposure if I pass on material nonpublic information to an investment analyst?
A: Under certain circumstances you could be liable, and the Company might be required to issue a press release at an inopportune time. Accordingly, analyst communications must always be carried out carefully and only by specifically designated senior officers of the Company such as Altisource’s Chief Executive Officer or Chief Financial Officer. For more information on the appropriate way to conduct external communications, see Management Directive 13 – External Communications.
Liability exposure
Q: What if I lose money after trading on inside information? Am I still liable?
A: Yes, although the civil penalty exposure may be limited since it refers to three times profits made, or losses avoided. Note, however, that the way of measuring profits refers to the difference between the transaction price and the market price at a reasonable time following public disclosure. As a result, if you bought illegally at $43, the stock price went to $50 after the information was publicly announced, but then later (while you still held the stock) dropped to $40, you would be deemed to have a paper profit of $7 per share.
Q: If I tip someone else, what is the extent of my liability?
A: You are liable for up to three times the profits made, or losses avoided by your tippee (plus potential criminal liability). In addition, you may be exposed to further liability for remote tippee trading – trading that occurred when your tippee told others who traded and so on.
RESPONSIBILITY
There is both a corporate obligation and an individual obligation to fulfill the intent of this directive.

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It is the responsibility of Altisource’s management to make the content of this directive known throughout their respective organizations and to administer the execution of all applicable provisions.
The Law and Compliance Department is responsible for reviewing and interpreting applicable laws and regulations. However, the Chief Legal and Compliance Officer and members of the Law and Compliance Department cannot provide you with legal advice. Ultimately, it is your responsibility to ensure that you comply with all applicable laws.
Associates found to have violated this directive shall be subject to disciplinary action, up to and including termination of employment, or legal action as appropriate, or both. No provision of this directive will alter the at-will nature of the employment relationship at Altisource.
Any questions regarding this directive shall be directed to the Chief Legal and Compliance Officer or a Deputy General Counsel of the Law and Compliance Department.

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